Exhibit 10.1

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as this “Agreement”) is entered into as of March 10, 2025 (hereinafter referred to as “Effective Date”) by and among Daringate Co., Ltd. (hereinafter referred to as “Daringate”), a company incorporated under the laws of Japan and having its registered address at Shinagawa Grand Central Tower, 2-16-3 Konan, Minato-ku, Tokyo 108-0075, Japan, Nufika LLC (hereinafter referred to as “Nufika” or “Koei US”), a limited liability company incorporated under the laws of State of Texas, U.S.A. and having its registered address at _____________________, Robert Wagner, an individual having his registered address at _______________________, Maki Wagner, an individual having her registered address at __________________, and Hannah Wagner, an individual having her registered address at _________________ (hereinafter, Robert Wagner, Maki Wagner and Hannah Wagner shall be collectively referred to as “Sellers”).

The parties hereby agree as follows:

Article 1 (Sale and Purchase of Shares)

Subject to the terms and conditions of this Agreement, the Sellers shall collectively sell and transfer, and Daringate shall purchase and acquire, fifty-one percent (51%) of total outstanding shares in Nufika (hereinafter referred to as “Purchased Shares”) at the time of Closing (as defined in Article 10), on the condition that Nufika has been converted from LLC to C-Corporation and has been renamed to “Koei US, Inc.” (or a similar name agreed upon if the name “Koei US, Inc.” is not available for registration) prior to the Closing. The Sellers agree to sell, assign, transfer, and deliver to Daringate, and Daringate agrees to purchase, the Purchased Shares on an “AS IS, WHERE IS” basis, without any representation or warranty, express or implied, as to the condition, value, or any other aspect of the Purchased Shares, except as expressly set forth in this Agreement. Daringate acknowledges and agrees that it has conducted its own due diligence and is not relying on any statements, representations, or warranties of the Sellers, whether oral or written, except as expressly provided in this Agreement.

Article 2 (Purchase Price)

Subject to the terms and conditions of this Agreement, in consideration of its purchase of the Purchased Shares, Daringate shall pay to the Sellers in the amount of one million U.S. dollars (USD 1,000,000) at the time of Closing by remitting such payment to the bank account separately designated by the Sellers. Once Daringate remits the purchase price to the designated bank account in accordance with the written instructions signed by all Sellers, Daringate’s payment obligation shall be deemed fully satisfied. The Sellers shall be responsible for allocating among themselves the purchase price remitted by Daringate.

1

Article 3 (Shareholding Ratio after Closing)

1.	The parties acknowledge and agree that the shareholding ratios of shareholders in Koei US after the Closing shall be as follows:

-	Daringate: 51%
-	Robert Wagner: 39%
-	Maki Wagner: 10%

2.	The parties acknowledge and agree that the shares in Koei US shall continue to be privately-held shares even after the Closing.

Article 4 (Additional Funding by Daringate)

After the Closing, Daringate shall provide Koei US with additional funding necessary for Koei US to expand its business and for M&A of other businesses. The amount of additional funding to be provided by Daringate shall be separately determined and agreed by the parties.

Article 5 (Approvals and Filings in U.S.)

The Sellers represent and warrant that Nufika or its employee holds all necessary licenses and permits required to conduct its engineering consulting business as currently conducted.

Article 6 (Nufika Brand)

The parties acknowledge and agree that Koei US owns and continues after the Closing to own the “Nufika” brand and is entitled to (and/or will) do business by using the “Nufika” brand.

Article 7 (Directors and Officers of Koei US)

1.	Chief Executive Officer (CEO)

(a)	Even after Nufika becomes Koei US, Robert Wagner shall continue to serve as CEO and Principal Engineer of Koei US for 2025.
(b)	Robert Wagner shall receive from Nufika (and Koei US after Nufika becomes Koei US) a biweekly compensation of five thousand US dollars (USD 5,000) (annual compensation of one hundred thirty thousand US dollars (USD 130,000)) for 2025. Compensation and benefits to be received by Robert Wagner from Koei US for 2026 shall be separately negotiated among Robert Wagner, Koei US and Daringate.
(c)	Robert Wagner shall remain CEO of Koei US for a minimum of twenty-four (24) months after the Closing. The parties acknowledge that Robert Wagner has no intention of leaving Koei US after such 24-month period and intends to continue to serve as CEO of Koei US to grow Koei US’s business organically as well as through M&A.

2

2.	Vice President

(a)	Even after Nufika becomes Koei US, Maki Wagner shall continue to serve as Vice President of Koei US for 2025.
(b)	Maki Wagner shall receive from Nufika (and Koei US after Nufika becomes Koei US) a biweekly compensation of one thousand four hundred US dollars (USD 1,400) (annual compensation of thirty-six thousand four hundred US dollars (USD 36,400)) for 2025. Compensation and benefits to be received by Maki Wagner from Koei US for 2026 shall be separately negotiated among Maki Wagner, Koei US and Daringate.

3.	Chief Operating Officer (COO)

The parties acknowledge that Nufika intends to offer Bryan Jenkins the position of COO tentatively in mid-2025.

4.	Board of Directors

After Nufika becomes Koei US, Robert Wagner, Maki Wagner, Hannah Wagner and Bryan Jenkins (tentative) shall have positions as directors of Koei US.

Article 8 (Domain Names)

The domain names set forth in Appendix A shall transfer to Koei US at or before the Closing.

Article 9 (Representations and Warranties)

1.	Daringate represents and warrants to Nufika and Sellers that all of the statements set forth below are true and complete in all material respects as of the Effective Date, and will be true and complete in all material respects as of the Closing:

(a)	Daringate is duly organized and validly existing under the laws of Japan and has full legal right, power and authority under the applicable law to assume, comply with and perform the obligations under this Agreement;
(b)	the execution, delivery and performance of this Agreement neither constitute the nonperformance or breach of other contracts or agreements in which Daringate is a party nor violate any applicable laws or regulations or Daringate’s articles of incorporation or internal regulations; and
(c)	there is no lawsuit, arbitration or other legal proceeding before any court, tribunal or governmental authority of any jurisdiction pending or, to Daringate’s best knowledge, threatened against Daringate which would adversely affect Daringate’s ability to perform this Agreement.

3

2.	Nufika represents and warrants to Daringate and Sellers that all of the statements set forth below are true and complete in all material respects as of the Effective Date, and will be true and complete in all material respects as of the Closing:

(a)	Nufika is duly organized and validly existing under the laws of the State of Texas, U.S.A. and has full legal right, power and authority under the applicable law to assume, comply with and perform the obligations under this Agreement;
(b)	the execution, delivery and performance of this Agreement neither constitute the nonperformance or breach of other contracts or agreements in which Nufika is a party nor violate any applicable laws or regulations or Nufika’s certificate of formation or internal regulations;
(c)	there is no lawsuit, arbitration or other legal proceeding before any court, tribunal or governmental authority of any jurisdiction pending or, to Nufika’s best knowledge, threatened against Nufika which would adversely affect Nufika’s ability to perform this Agreement;
(d)	All books and records of Nufika have been properly kept and are up to date with true and accurate entries and records in all material respects;
(e)	Nufika (i) has not become and is not at the risk of becoming insolvent, (ii) has not ceased and is not at the risk of ceasing to carry on its business, (iii) has not assigned and is not at the risk of assigning all or substantial portion of its assets to a third party for the benefit of its creditors, and (iv) has not petitioned, has not been petitioned and is not at the risk of petitioning or being petitioned for commencement of bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings or any other similar insolvency or rehabilitation proceedings; and
(f)	All taxes with respect to Nufika which are due and payable have been paid, and there exist no delinquent taxes.

3.	Each of the Sellers represents and warrants to Daringate and Nufika that all of the statements set forth below are true and complete in all material respects as of the Effective Date, and will be true and complete in all material respects as of the Closing:

(a)	Each of the Sellers has full legal right, power and authority under the applicable law to assume, comply with and perform the obligations under this Agreement;
(b)	the execution, delivery and performance of this Agreement neither constitute the nonperformance or breach of other contracts or agreements in which any of the Sellers is a party nor violate any applicable laws or regulations;
(c)	there is no lawsuit, arbitration or other legal proceeding before any court, tribunal or governmental authority of any jurisdiction pending or, to each of the Sellers’ best knowledge, threatened against the Sellers which would adversely affect Sellers’ ability to perform this Agreement; and
(d)	The Purchased Shares and any certificates representing the Purchased Shares are legally and beneficially owned by each of the Sellers and held by each of the Sellers, free and clear of any pledges, liens, mortgages, collaterals, or any other claims, encumbrances or security interests. Notwithstanding the foregoing, the certified stock transfer ledger or membership transfer ledger shall constitute conclusive evidence of ownership of shares or membership interests in Nufika or Koei US, notwithstanding the issuance of any certificate representing such shares or membership interests. No person shall be recognized as a shareholder or member of Nufika or Koei US unless such person is listed as such in the applicable ledger.

4

Article 10 (Closing)

Subject to the satisfaction of conditions set forth below, the closing for the sale of the Purchased Shares shall take place at 9:00 a.m. on March 10, 2025 (Japan time), which may be conducted remotely (e.g., Zoom, Microsoft Teams, etc.), unless another time, business day and/or place is agreed in writing by each of the parties (hereinafter referred to as “Closing”):

1.	Conditions to be Satisfied by Daringate

(a)	Daringate’s representations and warranties are satisfied and remain true and correct as of Closing; and
(b)	Daringate delivers to Nufika and Sellers at the time of Closing true, correct and complete copy of the resolution of board of directors (and resolution of shareholders if necessary) of Daringate approving and authorizing the execution, delivery and performance of this Agreement and the purchase of Purchased Shares.

2.	Conditions to be Satisfied by Nufika

(a)	Nufika’s representations and warranties are satisfied and remain true and correct as of Closing; and
(b)	Nufika delivers to Daringate and Sellers at the time of Closing true, correct and complete copy of the resolution of board of directors and resolution of shareholders if necessary (or an LLC equivalent) of Nufika approving and authorizing the execution, delivery and performance of this Agreement.

3.	Conditions to be Satisfied by Each of Sellers

(a)	Each of the Sellers’ representations and warranties are satisfied and remain true and correct as of the Closing; and
(b)	Each of Sellers delivers to Daringate the share certificates (if requested by Daringate), representing the Purchased Shares.

4.	Government Approvals

The parties have obtained any and all necessary government approvals and have made any and all necessary filings to relevant government authorities to complete the sale and purchase as of the Closing. For clarification, Daringate shall be solely responsible for investigating the applicability of the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) and, if applicable, ensuring compliance with FIRRMA, including, but not limited to, any required filings with the Committee on Foreign Investment in the United States (“CFIUS”). Nufika and Sellers shall fully cooperate with Daringate on such investigation and compliance.

5

5.	Due Diligence

Due diligence on Nufika by Daringate is complete as of Closing.

6.	Bylaws

Bylaws of Koei US are executed by the parties. After the Effective Date, the parties shall negotiate the contents of bylaws in good faith, and such bylaws shall include a tag-along provision and a buy-out provision governing the Sellers’ shares, setting forth the triggering events, valuation methods, and other necessary terms – which is substantially the same as the buy-out provision attached hereto as Appendix B.

7.	Employment Agreement with Robert Wagner

Koei US shall execute an employment agreement with Robert Wagner, which shall incorporate the terms set forth in Article 7, as well as a provision prohibiting Koei US to terminate Robert Wagner as CEO and Principal Engineer or demote him without cause for 24 months after the Closing.

Article 11 (Indemnification)

Each party (hereinafter referred to as “Indemnifying Party”) shall indemnify, defend and hold harmless the other parties (hereinafter referred to as “Indemnified Parties”) from and against any and all judgments, claims, suits, actions, liabilities, losses, damages, penalties, costs and expenses (including reasonable attorney’s fees) in connection with (i) any breach by Indemnifying Party of any of its/his/her obligations under this Agreement, (ii) any violation of applicable laws and regulations by Indemnifying Party, or (iii) any negligence, gross negligence or willful misconduct of Indemnifying Party in connection with this Agreement.

Article 12 (Confidentiality)

1.	Each of party shall keep strictly confidential and shall not disclose or divulge to any third party without the prior written consent of the disclosing party the existence and contents of this Agreement and any business or technical information obtained from any other party, which is clearly marked as confidential in case of tangible information or which is clearly indicated as confidential by the disclosing party at the time of disclosure and whose summary is provided in writing by the disclosing party to the receiving party within thirty (30) days of disclosure in case of intangible information including such information disclosed orally or visually (hereinafter collectively referred to as “Confidential Information”), for a period of five (5) years after its/his/her receipt of such Confidential Information; provided, however, that disclosure of such information shall be permitted to the extent necessary in case the disclosure is made to directors, officers, employees, attorneys or other professional advisors, agents, affiliates, or subsidiaries of the receiving party (hereinafter after collectively referred to as “Permitted Third Parties”), provided that the receiving party shall ensure that the Permitted Third Parties assumes the same level of confidential obligation as this Article 12 and shall be liable for any breach of such confidential obligation by any of such Permitted Third Parties.

6

2.	The following information shall not fall under the Confidential Information described in Article 12.1 above:

(a)	any information which at the time of disclosing party’s disclosure to the receiving party was already in the public domain;
(b)	any information which entered the public domain after the disclosing party’s disclosure to the receiving party through no fault of receiving party;
(c)	any information which was already in the lawful possession of the receiving party prior to the disclosing party’s disclosure to the receiving party;
(d)	any information which was disclosed to the receiving party by any third party with authority to make such disclosure; or
(e)	any information which is required to be disclosed by law or government or court order (in which case the receiving party shall provide the disclosing party with a prior written notice or if prior written notice is not possible, a written notice immediately after such disclosure).

3.	Receiving party may use and copy the Confidential Information of disclosing party for the sole purpose of performing its obligations under this Agreement.

4.	Upon request from the disclosing party or upon termination of this Agreement, the receiving party shall return to the disclosing party or destroy any and all Confidential Information in accordance with the disclosing party’s instructions. Notwithstanding the foregoing, the receiving party may retain copies of Confidential Information if (i) destruction is commercially infeasible, such as in the case of automatic backup or archival systems maintained in the ordinary course of business, or (ii) retention is required pursuant to a reasonable document retention policy, so long as the confidentiality of Confidential Information is maintained pursuant to this Agreement.

5.	The receiving party hereby acknowledges and agrees that any breach of this Article 12 will cause the disclosing party immediate and irreparable harm and that the damages which the disclosing party will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending breach of this Article 12, the disclosing party shall be entitled to the issuance of an injunction restraining or enjoining such breach by the receiving party or any entity or person acting in concert with the receiving party. This remedy shall be in addition to any other remedy which may otherwise be available to the disclosing party.

7

Article 13 (Termination)

1.	Without prejudice to any other right or remedy available, Daringate may terminate this Agreement upon providing prior written notice to the other parties if Nufika or any of the Sellers (i) commits any material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Daringate; (ii) becomes insolvent, ceases to carry on its/his/her business or assigns all or substantial portion of its assets to a third party for the benefit of its/his/her creditors; or (iii) petitions or is petitioned for commencement of bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings or any other similar insolvency or rehabilitation proceedings.
2.	Without prejudice to any other right or remedy available, Nufika or any of the Sellers may terminate this Agreement upon providing prior written notice to Daringate if Daringate (i) commits any material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Nufika or any of the Sellers; (ii) becomes insolvent, ceases to carry on its business or assigns all or substantial portion of its assets to a third party for the benefit of its creditors; or (iii) petitions or is petitioned for commencement of bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings or any other similar insolvency or rehabilitation proceedings.

Article 14 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of State of Texas, U.S.A.

Article 15 (Dispute Resolution)

Any dispute in connection with this Agreement that the parties cannot settle amicably between themselves shall first be submitted to mandatory mediation before a mediator mutually agreed upon by the parties. The mediation shall be conducted in Houston, Texas, U.S.A., or remotely (e.g., Zoom, Microsoft Teams, etc.), in English within 30 days of a written request for mediation by any party. The mediation process shall be concluded within 30 days of the initial session unless extended by mutual agreement. The costs of mediation shall be shared equally between the parties. If the dispute remains unresolved after mediation, either party may submit the dispute to binding arbitration conducted in English in Tokyo, Japan, in accordance with the arbitration rules of the Japan Commercial Arbitration Association. The decision and award of such arbitration shall be final and binding and shall be enforceable in any court of competent jurisdiction.

8

Article 16 (Miscellaneous Provisions)

1.	Entire Agreement

This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any nature whatsoever.

2.	Assignment

None of the parties may assign to any third party, create any security interest in favor of any third party nor otherwise dispose of its/his/her contractual position, rights or obligations under this Agreement without the written consents of all other parties.

3.	Amendment

This Agreement may not be amended without the prior written agreement among the parties.

4.	Notice

(a)	All notices and other communications to be given in connection with this Agreement shall be made by facsimile or by e-mail and shall be addressed to the receiving party at the contact information provided below unless the receiving party changes its/his/her contact information by notice in accordance with this Article 16.4.

Daringate:

Fax: +81-45-785-1134

E-mail:

Nufika:

Fax: N.A.

E-mail:

Robert Wagner:

Fax: N.A.

E-mail:

Maki Wagner:

Fax: N.A.

E-mail:

Hannah Wagner:

Fax: N.A.

E-mail:

9

(b)	Notices and communications mentioned above shall be deemed to have been received by the receiving party at the time of actual receipt by the intended receiving party when made by facsimile or e-mail, with commercially acceptable proof of receipt or delivery. The following shall constitute commercially acceptable proof of receipt or delivery:

(a)	For facsimile notifications, the fax receipt generated by the sender’s facsimile machine.
(b)	For e-mail notifications, the recipient’s affirmative acknowledgment of receipt or response, provided that automatically generated delivery receipts or read receipts shall not constitute commercially acceptable proof of receipt.

5.	Succession

This Agreement and the terms and conditions contained in this Agreement shall apply to and are binding upon each party’s successors, assigns, executors, administrators and beneficiaries.

6.	Waiver

Any failure by either party to exercise any right provided in this Agreement or to protest any breach of this Agreement by the other party shall not be deemed to be a waiver of such party’s right to exercise the said right or to protest the said breach.

7.	Severability

Any provisions of this Agreement which are invalid or unenforceable shall have no influence upon the validity or enforceability of the remaining provisions of this Agreement.

[Remainder of this page is intentionally left blank]

10

IN WITNESS WHEREOF, the parties have executed this Agreement in quintuplet, with each party retaining one (1) counterpart.

Daringate Co., Ltd.

By:	/s/ Mamoru lwamoto
Mamoru Iwamoto
Chief Executive Officer

Nufika LLC

By:	/s/ Robert Wagner
Robert Wagner, CEO

Robert Wagner:

By:	/s/ Robert Wagner

Maki Wagner:

By:	/s/ Maki Wagner

Hannah Wagner:

By:	/s/ Hannah Wagner

11

Appendix A

Domain Names

1.	www.koei-us.com
2.	www.nufika.com
3.	www.arcflashprogram.com
4.	www.countrymaam.com
5.	www.electricalsafety.us
6.	www.electricalsafetyuniverse.com
7.	www.electricalsafetyuniversity.com
8.	www.electricalsafetyuniversity.org
9.	www.fikanu.com
10.	www.otuniversity.com
11.	www.otuniversity.org
12.	www.refinedtruth.com
13.	www.werecycleelectronics.com

12

Appendix B

Buy-Out of Employees’ Shares

1.	Triggering Events

The Company shall be obligated to purchase, or cause a third party to purchase, all or a portion of the shares held by Robert Wagner (“Robert”) and Maki Wagner (“Maki”) (collectively, the “Employees”) at Robert and Maki’s option, upon the occurrence of any of the following events (each a “Triggering Event”). The intent of this Agreement is that Robert shall remain as Chief Executive Officer (CEO) and Maki shall remain as Vice President of the Company. If either Robert or Maki’s position as an officer is terminated by the Company or either is otherwise unable to fulfill his or her obligations as officer, they shall have the option to require the Company to buy out their shares in accordance with the terms of this Agreement.

(a)	Termination of Officer Position Without Cause or Resignation for Good Reason – If the Company terminates either Robert or Maki from his or her respective position as CEO or Vice President without cause, or either Robert or Maki resigns for good reason (constituting constructive discharge without cause), Robert and/or Maki shall have the option to require the Company to purchase all of their shares at the valuation plus 20%.
(b)	Inability to Fulfill Officer Obligations – If either Robert or Maki becomes unable to fulfill their obligations as an officer for any reason, including permanent disability, Robert and/or Maki shall have the option to require the Company to purchase all of their shares at the valuation plus 20%.
(c)	Change in Control – If a Change in Control (which means Daringate is no longer a majority shareholder of the Company) occurs, Robert and Maki shall have the option to:

● Participate in the transaction under the same terms as the majority shareholders (tag-along right); or
● Require the Company or the acquiring entity to buy out both Robert’s and Maki’s shares at the higher of (i) the negotiated buy-out price or (ii) the price per share paid in the Change in Control transaction.

(d)	Death of Either Robert or Maki – If either Robert or Maki passes away, their estate shall have the option to require the Company to buy out their shares at the valuation plus 20%.
(e)	Expiration of CEO Term Without Renewal – If Robert serves as CEO for the agreed term and is not offered an extension on terms better or substantially similar to the original employment agreement, Robert and/or Maki shall have the option to require the Company to purchase their shares at the valuation plus 20%.

13

(f)	Voluntary Resignation – If Robert or Maki resigns voluntarily, the buy-out price shall be determined as follows:

●	After Two Years of Service: The buy-out price shall be at full valuation.
●	Before Completing Two Years of Service: The buy-out price shall be at a discount of 50% prorated over 24 months, calculated on a monthly basis. By way of illustration, the discount shall be applied as follows:

○	If the resignation occurs after 12 months, the buy-out price shall be valuation minus 25% (i.e., half of the 50% discount).
○	If the resignation occurs after 18 months, the buy-out price shall be valuation minus 12.5%.
○	If the resignation occurs at or after 24 months, the buy-out price shall be at full valuation.

(g)	Breach of Bylaws or Employment Agreement by the Company – If the Company breaches any material provision of either the Company Bylaws and Robert’s Employment Agreement, Robert and/or Maki shall have the option to trigger a buy-out at the valuation plus 20%.

2.	Valuation of Shares

The purchase price for Robert’s and Maki’s shares shall be determined through the following multi- step process:

(a)	Good Faith Negotiation – The parties shall first negotiate in good faith to reach an agreed-upon buy-out price.
(b)	Independent Appraisals – If the parties cannot reach an agreement, each party shall appoint a qualified, independent business appraiser within 30 days after the good faith negotiation fails. The appraisers shall conduct independent valuations and attempt to reach a consensus.
(c)	Splitting the Difference – If the valuations provided by the two appraisers are within 20% of each other, the final buy-out price shall be the average of the two valuations.
(d)	Appointment of an Umpire (Tie-Breaker) – If the difference between the two valuations exceeds 20%, the two appraisers shall jointly appoint an independent umpire. The umpire shall review both valuations and determine the final buy-out price, which must be within the range of the two appraisals. The umpire’s valuation shall be final and binding on the parties.

(e)	Premium Buy-Out Price – The final valuation as determined under this section shall be increased by 20% for all applicable buy-outs, except for voluntary resignations under Section 1(f).

3.	Payment Terms

The Company shall pay the buy-out price according to the following schedule:

(a)	If the total buy-out price is less than $1,000,000 – The full amount shall be paid in a lump sum within 30 days of the valuation determination.
(b)	If the total buy-out price is $1,000,000 or more –

●	50% of the total buy-out price shall be paid within 30 days of the valuation determination.
●	The remaining 50% shall be paid in equal monthly installments over 12 months.

14